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                                                                     EXHIBIT 2.7

                                20 January 2001



                               Havas Advertising


                                 MGP Founders


                            AGREEMENT TO CONTRIBUTE


                               SIGNATURE BINDER
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                          Dated January 20/th/, 2001



                            Agreement to Contribute

                                    between

                            Havas Advertising, S.A.

                                      and

                                 MPG Founders
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                            AGREEMENT TO CONTRIBUTE


This Agreement is executed on this 20th day of January, 2001.


BETWEEN

(1) ADVERTISING ANTWERPEN B.V., a "besloten vennootschap met beperkete aansprakelijkheid" (private company with limited liability) duly incorporated and legally existing under the laws of The Netherlands with corporate seat in Amsterdam, the Netherlands and with registered office at World Trade Centre, Tower B, 17th floor Strawinskylaan 1725, 1077 XX Amsterdam, The Netherlands, registered with the Trade Register in Amsterdam under number, 33,250,361, duly represented by Mr. Leopoldo Rodes Castane, by virtue of a power of attorney, a copy of which is annexed hereto as Annex A (hereinafter "Advertising Antwerpen"),

(2) BANCO SANTANDER CENTRAL HISPANO, S.A., with registered office in Paseo de Pereda 9 -12, Santander, duly represented by Mr. Remigio Iglesias Surribas, Sudirector General, by resolution of the Executive Committee of BSCH, taken on 16 January 2001, a copy of which is annexed hereto, (hereinafter "BSCH")

(3) COMPANIA DE CARTERA E INVERSIONES S.A., a limited liability company duly incorporated and legally existing under the laws of Spain, with registered office in Madrid, Paseo de la Castellana 81 (Spain), registered with the Trade Registry of Madrid, volume 5129, 4279 of the third section, folio 24, page number 40669, with Tax Identification Number A-48027890, duly represented by Mr. Pastor Sampedro Lago, by virtue of power of attorney granted before the Notary Public of Bilbao Mr. Jose Maria Arriola Arana on 18 January 2001, under number 75 of protocol, (hereinafter "Compania de Cartera e Inversiones"),

(4) DEYA S.A., a limited liability company duly incorporated and legally existing under the laws of Luxembourg, with registered office at 19-21 Boulevard du Prince Henri, L-1724 Luxembourg, R.C. 26285, registered with the Trade Registry of Luxembourg under number 26.285, Section B, with Tax Identification Number A-J7500040, duly represented by Enrique Pinel Lopez, an individual of Spanish nationality of legal age and with identification number 02011846-J, in his capacity as administratreur delege and authorised pursuant to the resolution of the Board of Directors dated 12 January
     2001, a copy of which is annexed hereto as Annex B, (hereinafter "Deya"),

(5) Mr. JOSE MARTINEZ-ROVIRA VIDAL, an individual of Spanish nationality, of legal age and with Identification Number 37.604.987-X,

     Mrs. MARIA LUISA MUNOZ ALVAREZ, an individual of Spanish nationality, of legal age and with Identification Number 37.749.687-V,

     Mrs. CRISTINA MARTINEZ-ROVIRA MUNOZ, an individual of Spanish nationality, of legal age and with Identification Number 46.133.906-T, and

     Mrs. SANDRA MARTINEZ-ROVIRA MUNOZ, an individual of Spanish nationality, of legal age and with Identification Number 38.135.202-Y,

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     (all of the foregoing individuals hereinafter referred to as "Martinez-
     Rovira"), collectively represented by Mr. Jose Martinez-Rovira Vidal, by virtue of a power of attorney granted on 28 January 1999 before the Notary Public of Barcelona, Mr. Amador Lopez Balina, under number 361 of protocol.

(all of Advertising Antwerpen, BSCH, Compania de Cartera e Inversiones, Deya and Martinez-Rovira are hereinafter referred to individually as an "MPG Founder" and collectively as the "MPG Founders"), and

(6) HAVAS ADVERTISING S.A., a limited liability company duly incorporated and legally existing under the laws of the Republic of France with registered office at 84, rue de Villiers, 92683 Levallois-Peret (France), registered with the Companies and Commercial Registry of Nanterre under number B 335 480 265, duly represented by Alain de Pouzilhac of French nationality, of legal age, and with passport number 753197031529 in his capacity as President of the Board of Directors and authorised pursuant to the resolution of the Board of Directors dated 19 January 2001 (hereinafter "HA"),

(HA and each of the MPG Founders are hereinafter referred to individually as a "Party" and collectively as the "Parties").


All present declare that their powers of attorney are valid and have not been revoked.

Whereas

(A) On 29 November 1998, HA and the MPG Founders executed a Merger Agreement (the "Merger Agreement") whereby they undertook to merge the international media business held by the MPG Founders and the media business of the HA group, as well as providing for the continuing participation of the MPG Founders in the management of the media business of HA in the future. The Merger Agreement was further developed and implemented by a Supplemental Agreement (the "Supplemental Agreement"), a Shareholders' Agreement (the "Shareholders' Agreement"), a contribution agreement and a Put Option Agreement (the "Put Option Agreement") dated 22 March 1999, and a Second Supplemental Agreement (the "Second Supplemental Agreement") dated 5 October 1999, (the term "Merger Documents" meaning all of the agreements defined in this paragraph, and any documentation executed implementing or supplementing said agreements) on which date, the merger was fully effected by the contribution of shares to the joint venture vehicle today named Media Planning Group, S.A. ("MPG").

(B) The Parties agree that the merger has been an unqualified success, that further integration of MPG in the HA group would enhance the effect of the merger and strengthen the activities of the media business.

(C) In consequence, HA wishes to propose to the MPG Founders, who agree, the full integration of MPG in HA and strengthening the ties of the management and MPG Founders to the HA activities. While this could be achieved with a purchase of the shares of MPG held by the MPG Founders, HA would like to propose preferentially, and subject to the approval of the General Shareholders' Meeting of HA, a contribution in kind and sale of said shares to HA and agreeing certain employee benefits.

Now therefore, the Parties agree the following:

DEFINITIONS

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Terms are defined in the text where appropriate. Annex I details the clause where each definition is found.

1    OBJECT OF THIS AGREEMENT

     The object of this Agreement is to establish the terms and conditions under which the MPG Founders undertake to contribute and sell all their shares in MPG, as listed in Annex 2.1. (i) (the "MPG Shares") to HA, and the obligations undertaken in consideration thereof by HA.

     The current intention of the Parties is to achieve the contribution of the MPG Shares to HA by 25 May 2001. In consequence, HA will provide its best efforts to call an Extraordinary General Shareholders' Meeting of HA (the "Completion GSM"), to be held by said date or, at the latest, by 30 June 2001 (hereinafter the term, "Completion Date" shall be understood to refer to the date on which the Completion GSM is actually held) and the MPG Founders shall provide all necessary and useful co-operation to HA to such end.

2    UNDERTAKING TO CONTRIBUTE AND SELL

2.1  Contribution and Sale

     (i)   General contribution undertaking: Subject to the terms and conditions
           --------------------------------
           of this Agreement, each MPG Founder hereby irrevocably undertakes to transfer, by way of a contribution in kind (apport en nature), the number of MPG Shares listed in Annex 2.1. (i) to HA, in exchange for the issue by HA of twenty-eight million eight hundred thousand (28,800,000) new shares of HA, (the "New HA Shares") reserved to the MPG Founders (the "Contribution"). Annex 2.1. (i) sets out the number of New HA Shares which shall be issued to each of the MPG Founders.

     (ii)  Sale: Each MPG Founder hereby irrevocably undertakes to sell, and HA
           ----
           undertakes to purchase on the Completion Date and immediately after the Contribution, the number of MPG Shares listed in Annex 2.1. (i) (the "Sale"), for payment of cash in Euros (the "Cash Payment"). The total amount of such Cash Payment being equal to fifty one million two hundred thousand (51,200,000) Euros, distributed as established in Annex 2.1(i).

2.2  Assistance and best efforts

     HA and each of the MPG Founders shall fully co-operate in respect of all matters relating to the Contribution (including, without limitation, the taking by the MPG Founders and HA of all corporate action in respect of MPG and HA, necessary for the transfer to HA of the MPG Shares and the issue of New HA Shares) and Sale, and shall use their best efforts to proceed with the Contribution and the Sale in accordance with the timetable established in Annex 2.2. HA will keep the MPG Founders fully informed, through Mr. Fernando Rodes or any person designated by him for this purpose, of the progress of any matters related to the Contribution.

     Additionally, HA undertakes to provide its best efforts to obtain all authorisations necessary from any French authorities promptly and in a diligent manner, and to keep the MPG Founders informed, through Mr. Fernando Rodes or any person designated by him for this purpose, of the progress of any such activities.

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     HA undertakes to provide all best efforts to ensure that the Completion
     Date is 25 May 2001.

2.3  Representations and warranties by the MPG Founders

     (i)    On the date hereof: The MPG Founders (individually and not jointly
            ------------------
            and severally) represent and warrant that, on the date hereof:

            . each of the MPG Founders is the legal owner of, and with full right, interest and title to the number and percentage of shares and voting rights of MPG specified in Annex 2.1. (i).

            . the MPG Shares and voting rights represent in the aggregate, 55% of the total outstanding share capital and voting rights of MPG, and are fully paid-up.

            . there are no agreements to offer or issue shares of MPG with the exception of the right held by BSCH pursuant to the Arena shareholders' agreement referred to in clause 5.1. of the Second Supplemental Agreement for 0.65 % of MPG, such right having been modified pursuant to an amendment agreement to the Contrato entre Socios dated 4 October 1999, of even date herewith, signed between BSCH, MPG and HA.

     (ii)   On the Completion Date: The MPG Founders (individually and not
            ----------------------
            jointly and severally) further represent and warrant that, on the Completion Date, the MPG Shares delivered and sold, as the case may be, to HA in exchange for the New HA Shares shall meet the following criteria:

            .   they shall be fully paid-up and unencumbered;

            . apart from the shares of MPG currently held by HA, they shall be the only shares of MPG issued and outstanding and that there shall be no shares or rights to shares of any nature whatsoever held by any other person and there are no (and on the Completion Date, there shall be no) agreements with any person (other than
                HA) to offer or grant or issue shares or any other type of security whatsoever or any rights to shares of any nature whatsoever in MPG;

            . this transaction and its implementation do not require authorisation from the Spanish competition authorities.

2.4  Representation and warranties by HA

     (i)    On the date hereof: HA represents and warrants that, as of the date
            ------------------
            hereof:

            . the current share capital of HA is (rounded up to) 279.8 million fully paid-up HA shares, calculated by treasury method pursuant to the methodology detailed in Annex 2.4 (i) and with a market price of 15 Euros per share, excluding the December 2000 Oceane convertible bond issue (the "Share Capital").

            . this transaction and its implementation do not require authorisation from the French competition authorities.

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     (ii)   On the Completion Date: HA represents and warrants that on the
            ----------------------
            Completion Date, the New HA Shares delivered upon contribution of the MPG Shares (or otherwise transferred pursuant to this Agreement) shall meet the following criteria:

            .   they shall be fully paid-up and be unencumbered;

            . they will have the same par value and rights as all other shares of HA, subject to the last bullet point of this subclause (ii) in relation to dividends;

            .   they will be registered within 7 days on the Paris Stock
                Exchange;

            . subject to the obligations relating to the Lock-Up Period (as defined below) agreed between the Parties herein, they will provide all shareholder rights on the Completion Date, and be fully negotiable on the Paris Stock Exchange with no restrictions.

            . they will be issued with the right to receive all dividends for the financial year 2001 and subsequent years.

     Except as provided herein, no other representations and warranties shall be given by any Party in respect of the Contribution and the Sale.

2.5  Completion Conditions

     The Contribution and Sale obligation undertakings in clause 2.1 are conditional upon fulfilment of the following conditions (the "Completion Conditions"):

     (i) approval at the Completion GSM prior to 1 July 2001 of the transaction on the terms agreed herein.

     (ii) appointment by the Completion GSM of Mr. Leopoldo Rodes and Mr. Carlos March or any other persons mutually agreed pursuant to clause
            3.2. as Directors of HA.

     (iii) ratification by the Completion GSM of Mr. Fernando Rodes as a Director of HA, or should he be no longer a Director, the appointment of the CEO of MPG as a Director of HA.

2.6  Contribution Agreement

     The Parties shall promptly after the date hereof, and in good faith, negotiate and enter into a contribution agreement ("Contribution Agreement") (Traite d'apport) detailing the provisions of this clause and specifically that the Contribution shall be effected in two subsequent increases in Share Capital approved by the Completion GSM as follows:

     (i) First increase in share capital for 7,632,000 New HA Shares, to be subscribed by the following MPG Founders: Compania de Cartera e Inversiones and BSCH, who will deliver the MPG Shares established in Annex 2.1 (i).

            The Parties agree to apply the tax regime in chapter VIII, title VIII of Spanish Law 43/95, to this contribution of shares, with HA exercising the option to apply the regime established in chapter VIII, and shall communicate such exercise of such option to the Spanish ministry. The Contribution Agreement shall include all references and information required by Spanish law, in particular, pursuant to Article 110 of the Law 43/95 and applicable regulations, (the requirements of which are set out in Annex 2.6 hereto.)

                                      -5-
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            HA shall co-operate with the MPG Founders to assist them in the compliance with such regime. The MPG Founders declare that other than the tax value at which this part of the Contribution is made, compliance with this paragraph (i) will have no adverse effect on HA.

     (ii) Second increase in share capital for 21,168,000 New HA Shares, to be subscribed by the following MPG Founders: Advertising Antwerpen, Deya, and Martinez-Rovira, who will deliver the MPG Shares established in Annex 2.1 (i).

            The MPG Founders in paragraph (ii) with the exception of Advertising Antwerpen may, by written notice delivered to HA within ten days hereof, decide to contribute in the first increase of Share Capital, in which case, the first increase in Share Capital will be for the appropriate number of shares.

     Additionally, the Contribution Agreement shall provide that the Contribution shall be conditional on (a) both increases being approved, (b) all Completion Conditions being complied with and (c) further shall be subject to the condition subsequent of the Sale not being completed by 30 June 2001.

3    GOVERNANCE RIGHTS

3.1  Authorised representatives

     The governance rights granted herein are granted to the MPG Founders collectively and not individually. The MPG Founders shall therefore, from time to time, appoint a duly authorised representative (the "Representative") (being an MPG Founder or a third party) who shall represent them with respect to the exercise of such governance rights. Any communication delivered by the Representative shall be considered binding on all MPG Founders. The first such Representative shall be Mr. Leopoldo Rodes. Any decision, with the exception of any amendment whatsoever to this Agreement and the termination right under clause 6.6 (ii) which requires unanimity of all MPG Founders, to be made by the MPG Founders under this Agreement will be valid and binding on all Parties if delivered in writing duly executed by the MPG Founders holding more than 50% of the MPG Shares, or more than 50% of the New HA Shares.

3.2  Board of Directors and Committees of HA

     In order to encourage the execution of this Agreement and the participation of MPG Founders in HA, HA undertakes the following:

     (i) to propose to the Completion GSM, the appointment of the following persons to the Board of Directors of HA for a term of three years:
            Mr. Leopoldo Rodes as Director; Mr. Carlos March as Director; and the MPG CEO ("Consejero Delegado") as Director;

     (ii) to appoint upon creation of the relevant Committee, and maintain for as long as they are Directors, subject to the right of the Board of Directors to eliminate any such Committees, and/or to introduce any new Committees, the following persons to the following Committees of
            HA:

            . Mr. Leopoldo Rodes shall be a member and Chairman of the Strategic Committee, or any other Committee which may substitute the functions of the Strategic Committee;

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            .   Mr. Carlos March shall be a member of the Compensation
                Committee, or any other Committee which may substitute the functions of the Compensation Committee;

     (iii) to propose the reappointment of the above Directors, or their substitutes, to the Board and if so reappointed by the General Shareholders' Meeting, to reappoint said Directors, or their substitutes (in accordance with the provisions of the immediately following paragraph of this clause 3.2) to the above mentioned Committees for a period of three further years, provided that upon expiry of their original mandate, the MPG Founders collectively hold at least 15,000,000 Shares of HA (adjusted for any stock splits, dividends or any similar arrangement).

     In the event that either of the appointees cannot accept (on account of reasons beyond the control of such appointee) his appointment or should cease to serve on the Board or the Committees above mentioned, HA shall propose (subject to the agreement of the Chairman of HA at the date hereof, and not any other, whose consent shall not be unreasonably withheld) the appointment of substitutes designated by the MPG Founders to replace the appointees on the Board and the Committees;

     (iv) to appoint upon the creation of the relevant Committee, and subject to the right of the Board of Directors to eliminate any such Committees, and/or to introduce any new committees, the following persons, for as long as their employment contracts remain valid, to the following Committees of HA:

            . Mr. Alfonso Rodes shall be a member of the Havas Sports Marketing Division Committee, or any other Committee which may substitute the functions of the Havas Sports Marketing Division Committee;

            . Mr. Jorge Ustrell shall be a member of the Human Resources Committee (in the process of being created), or any other Committee which may substitute the functions of the Human Resources Committee.

     (v) to create the Committees mentioned in this clause 3.2. within 60 days of the Completion Date;

     (vi) to appoint Mr. Fernando Rodes as a Member of the Board of HA at the first Board Meeting, to be held within 15 days of the date hereof by co-optation, and to propose his ratification as such at the latest by the Completion GSM;

     (vii) to recommend to the General Shareholders' Meeting, for as long as the MPG Founders have the right to nominate directors and their substitutes pursuant to clause 3.2(i) to (iii) above, to keep the number of the members of the Board of Directors between 14 and 18.

3.3  Board of Directors of MPG

     In order to encourage the execution of this Agreement, HA undertakes, for a period of 5 years, to do the following:

     (i) as from the Completion Date, the number of members of the Board of Directors of MPG shall be reduced from its current level of 23 members, provided that the Board shall always include at least one Director designated by each MPG Founder;

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     (ii)   the Board of Directors of HA shall take into serious consideration any recommendation that the MPG Founders (acting through the Representative) may make with respect to the size and composition of the Board of Directors of MPG;

     (iii) to appoint and maintain Mr. Leopoldo Rodes as Chairman of the Board of Directors of MPG for as long as his employment agreement executed today pursuant to clause 4.3.2. (iii) remains in effect;

     (iv) to appoint and maintain Mr. Fernando Rodes as CEO ("consejero delegado") of MPG for as long as his employment agreement executed today pursuant to clause 4.3.2. (iii) remains in effect;

     (v) notwithstanding the foregoing, the MPG Founders acknowledge and accept that, as a collective body, they shall have no specific rights of any nature whatsoever in respect of the management of MPG as of the Completion Date.

4    CERTAIN PRE-COMPLETION MATTERS

4.1  Undertakings by the MPG Founders

     Prior to Completion Date,

     (i) The MPG Founders shall ensure that no new shares or any instruments of any nature whatsoever giving a right (whether immediate or future, contingent or certain) to shares of MPG and no agreement or undertaking to grant any of the same shall be issued by MPG prior to the Completion Date.

     (ii) Except as provided in clause 4.4., the MPG Founders shall ensure that no dividends shall be declared or agreed to be declared by the Board of Directors of MPG.

     (iii) The MPG Founders undertake to ensure that the activities of MPG are conducted in the ordinary course of business up to Completion Date.

4.2  Undertakings by HA

     Prior to the Completion Date:

     (i) The Board of Directors of HA shall not approve the distribution of interim dividends or propose to the General Shareholders' Meeting the approval of any interim dividend or dividends made from reserves or premiums.

     (ii) The Board of Directors of HA shall not propose to the General Shareholders' Meeting nor authorise (where the General Shareholders' Meeting's authorisation is not required) any issue of shares or other securities giving access directly or indirectly to the Share Capital or voting rights of HA for cash consideration unless said issue is made on the basis of cash contributions that are fully paid up on subscription and said shares are issued at market value. For the avoidance of doubt, capitalisation of reserves or premiums shall not be considered as a cash contribution for the purposes hereof.

     (iii) The Board of Directors shall keep Mr. Fernando Rodes fully informed of any transactions to be made outside the ordinary course of business and involving the issuance of shares of HA (each an "Extraordinary Transaction") prior to any

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          commitment being undertaken by HA in respect of any such Extraordinary
          Transaction.

4.3  Management conditions undertaken by HA

     4.3.1  Key Personnel

            (i) HA undertakes to the MPG Founders that it shall put in place on Completion Date, for the benefit of the Key Personnel, a stock option plan in respect of 300,000 HA shares (the "Stock Options"), the terms and conditions of which shall be determined in a meeting of the Board of Directors of HA to be held immediately after the Completion GSM. The terms of the Stock Options shall be based upon the average market price of the HA shares on the 20 trading days immediately preceding the date of the aforesaid meeting of the Board of Directors of HA and upon vesting criteria consistent with HA's current practice.

            (ii) The MPG Founders (represented by Mr. Fernando Rodes for the purposes of this clause 4.3.1.) shall, no later than 15 days prior to the date scheduled for the Completion GSM, provide to HA a list of no more than 100 key personnel employed by MPG (the "Key Personnel"), detailing the Stock Options allocated to each of the Key Personnel.

     4.3.2  Key Executives

            (i) Annex 4.3.2. (i) sets out a list of 7 key executives employed by MPG (the "Key Executives").

            (ii) HA undertakes to procure that MPG enters into good faith negotiations with the Key Executives in respect of the implementation of a three year LTIP (Long Term Incentive Plan) or equivalent programme by the end of 31 December 2001, to be applicable as of 1 January 2002.

            (iii) The MPG Founders and HA acknowledge and accept that the Board of MPG has authorised Mr. Leopoldo Rodes, Mr. Alain de Pouzilhac and Mr. Jorge Ustrell to execute, on the date hereof, the employment agreements with each of the Key Executives.

4.4  MPG Dividends

     Prior to the Completion Date, the Shareholders' Meeting of MPG shall declare a dividend in an amount payable by MPG of fifteen million fifty-four thousand five hundred and forty-five (15,054,545) Euros to be distributed to HA and the MPG Founders respectively, in accordance with the percentage of MPG Shares held prior to the Completion Date by each Party. This dividend is in addition to the interim dividends already distributed in 2000, and shall be made by way of an interim dividend in 2001.

4.5  MPG Reorganisation

     HA and MP Founders will analyse, prior to the Completion Date, possible alternatives to reorganise MPG with a view to devising a more efficient tax structure for HA and the MPG Founders.

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5    CERTAIN POST-COMPLETION MATTERS

5.1  Lock-up Period

     Except as provided for in the following paragraph, none of the MPG Founders shall be entitled, directly or indirectly, to sell, transfer, contribute, or otherwise dispose of (including, for the avoidance of doubt, by way of pledge or other form of security,) or grant or acquire any rights or obligations in respect of any of their New HA Shares to any party (other than to the MPG Founders, Related Parties (as defined in clause 6.3 below) and the 5% Transferees (as defined in (ii) below), in each case, only in accordance with the provisions hereof) prior to 31 December 2001 (the "Lock-Up Period").

     The undertaking assumed by the MPG Founders in the preceding paragraph shall not apply or shall automatically terminate in any of the following circumstances:

     (i) should any public tender offer of acquisition of, or exchange for, (OPA, OPE) shares of HA be officially launched and only in respect of such offer during the period in which such offer is open;

     (ii) should an unsolicited (i.e. hostile) public tender offer of acquisition or exchange (OPA, OPE) of shares of HA be officially launched for a percentage of HA share capital and succeed in giving the purchasers launching such unsolicited public tender offer control of HA;

     (iii) In any transaction, involving the exchange of shares of HA (such as a merger) formally recommended by the Board of HA and only in respect of such transaction ;

     (iv) transfers to any persons, whether directly or through one other transferee (which other transferee shall be bound as if it were a 5% Transferee), (the "5% Transferees") in a maximum aggregate amount equal to 5% of the New HA Shares issued to the MPG Founders in order to enable payment of services related to this transaction and only provided that the 5% Transferee(s) undertake in writing prior to the transfer to accept and be bound by the provisions relating to the Lock-Up Period (to the exclusion of this paragraph (iv)), pursuant to the text established as Annex 5.1. (iv);

     (v) should Mr. Leopoldo Rodes, Mr. Fernando Rodes or Mr. Carlos March (or any substitute therefor designated by the MPG Founders) be removed from the Board of HA or any proposed substitute (approved by the current chairman) fails to be appointed within 30 days of the request by the MPG Founders;

     (vi) should Mr. Fernando Rodes be removed from his position as CEO ("Consejero Delegado") of MPG;

     (vii) should the Board of Directors of HA approve (or propose to the General Shareholders' Meeting the approval of), with the negative vote of Mr. Fernando Rodes, any Extraordinary Transaction, or any resolution related to any Extraordinary Transaction, which Extraordinary Transaction would, in accordance with the terms and conditions thereof, close before the Completion Date.

     In addition to the foregoing, during the Lock-Up Period, the MPG Founders (and other persons subject to the Lock-Up (the "Lock-Up") shall be permitted to pledge their New HA Shares provided that each of the following conditions is met:

       (a) the terms on which any such New HA Shares are pledged prevent the pledgee from disposing of such New HA Shares in any manner whatsoever (including, but not limited to, transferring, selling, lending, pledging and granting rights to third parties in respect thereof) during the period of the Lock-Up without the prior consent of HA;

       (b) all of the sums secured by the pledge of the New HA Shares are fully invested in the acquisition of shares of HA;

       (c) if the terms on which any such New HA Shares are pledged include a top-up clause ("clause d'arrosage"), the maximum top-up amount in HA Shares must not exceed the maximum number of shares acquired using the sums secured by the pledged New HA Shares;

       (d) either a copy of the pledge agreement and of the clauses in the loan or similar agreement detailing the foregoing or a letter from the lender (or similar entity) confirming the terms and conditions of the loan (or similar agreement) and the pledge is provided to HA prior to any such pledge of the New HA Shares becoming effective to enable HA to ensure that the terms and conditions of the loan and pledge correspond to the foregoing.

     On 1 January 2002, or upon the occurrence of any of the events numbered in paragraphs (ii), (v), (vi) or (vii) above, the Lock-Up Period finalises and the MPG Founders shall be free to dispose or encumber then New HA Shares without any restrictions whatsoever.

5.2  US Registration rights

     (i) the New HA Shares have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act.

     (ii) The Parties understand and agree that the MPG Founders shall have registration rights with respect to potential offerings of the New HA Shares within the United States or to, or for the account or benefit of, U.S. persons. The Parties shall negotiate in good faith to enter on a date no later than 9 February 2001 into a separate registration rights agreement which shall be governed by the laws of the State of New York and which shall set out mutually agreed terms and conditions which are customary in transactions of this nature. The terms of such registration rights agreement shall specifically incorporate and be based upon the terms established in Annex 5.2(ii).

     (iii) HA shall provide all necessary and useful co-operation to the MPG Founders to dispose of the New HA Shares in the event the MPG Founders notify HA of (i) any proposed private placement of the New HA Shares by the MPG Founders; or (ii) any proposed public offering of the New HA Shares in accordance with French law.

6    MISCELLANEOUS

6.1  Governing Law

     This Agreement shall be governed by and construed in accordance with French law, without reference to its principles of conflicts of law.

6.2  Jurisdiction

     Except as otherwise expressly stated herein, any controversy or claim arising out of or relating to this Agreement (including, without limitation, a breach hereof of the rights or liabilities of the Parties hereunder, as well as all matters related to the signature, interpretation, validity and termination of this Agreement) shall be exclusively referred to and finally settled by arbitration under the Rules of the London Court of International Arbitration (the "Court"). The arbitral tribunal shall be composed of three members. The Parties to any controversy or claim will jointly appoint three arbitrators and, if within 30 days from the request of one party (whether as plaintiff or defendant), the Parties fail to do so, then the Court will appoint such three arbitrators, one of whom shall be neither a Spanish nor a French national or resident.

     The arbitration shall be held in London. The written submissions and the proceedings shall be made or conducted in the English language.

     The arbitration award shall be based on law and not on equity (equidad "amiable composition") and not be subject to appeal.

     Judgment upon the award rendered may be entered in any court having jurisdiction or an application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

6.3  Assignability

     Except as expressly provided to the contrary herein, this Agreement shall bind any successors of the Parties, but no rights or obligations may be assigned to any third party without the prior written consent of the other Party hereto (for the purpose of this clause 6.3, HA shall be one Party and the MPG Founders shall collectively be another Party). Notwithstanding the foregoing, any MPG Founder may assign all of its rights and obligations to a Related Party (as defined below), provided that, prior to the transfer, the acquirer has agreed in writing (in form and substance reasonably satisfactory to the other Party) to adhere and become a party to this Agreement, and subject to transfer of the MPG Shares (if is prior to the Completion Date) or the New HA Shares (if assignment is subsequent to the Completion Date) to the acquiror. The transferor shall, in any event, continue to be jointly and severally liable for compliance by the acquirer with this Agreement.

     "Related Party" means, with respect to any one or more MPG Founder(s), any corporate entity which directly or indirectly is controlled by, controls or is under common control with such one or more MPG Founder(s). The term "control" as used herein means full ownership of at least 51% of the share capital and voting rights of the relevant corporate entity. In respect of those MPG Founders who are individuals, the term Related Parties shall also include their lawful successors and heirs.

6.4  Amendment

     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each of the Parties hereto.

6.5  Notification

     Any notice, request, demand or other communication given with reference to this Agreement shall be in writing in English and delivered by hand or by fax, (provided that confirmation of receipt is made by the recipient).

     If to or by the MPG Founders:

     All notifications shall necessarily be made to or by Mr. Fernando Rodes (at the address or fax number provided herein) or any person appointed by the MPG Founders and such notifications shall bind all of the MPG Founders.

     To the attention of:

     Mr. Fernando Rodes
     Media Planning Group
     C/ Dr. Fleming, 17
     08017 Barcelona
     Fax: 34- 93-414.76.53

     With a copy to:

     Linklaters & Alliance
     Attn.: Antonio Sanchez-Pedreno
     Zurbaran, 28
     28010 Madrid, Spain
     Fax: 34-91-399.61.48

     If to HA:

     To the attention of:
     Mr. Alain de Pouzilhac and
     Mr. Jacques Herail
     Havas Advertising, S.A.
     84, rue de Villiers
     92683 Levallois-Peret
     France
     Fax: 33-1-41.34.30.32

     With a copy to:

     Bredin, Prat & Associes
     130, rue du Faubourg Saint-Honore
     75008 Paris, France

     Attn.: Jean Reynaud and Tim Portwood

     Fax: 33-1-45.63.14.07

     Any Party hereto may, from time to time, by notice in writing, served as set out above, designate a different address or a different or additional person to whom such notices, communications or payments are thereafter to be sent.

6.6  Duration and Termination

     Except with respect to those rights and obligations which, in accordance with the terms and conditions of this Agreement, shall terminate earlier, this Agreement shall enter into force on the date of the last signature identified below and shall continue in full force and effect until 20 January, 2006.

     This Agreement will terminate:

     (i) if the Completion GSM is not held or does not approve the Contribution in the terms agreed herein prior to 30 June 2001.

     (ii) at the request of the MPG Founders, if an unsolicited (i.e., hostile) OPA, OPE is officially launched in respect of shares of HA before the Completion Date. In this case, the MPG Founders, acting through the Representative, must declare the termination within 15 days as of the initiation of such bid.

     (iii) after Completion Date, should the MPG Founders own in the aggregate less than 15,000,000 HA Shares.

     With the exception of clause 6.8, any MPG Founder which, in accordance with the terms and conditions of this Agreement, has sold all of its New HA Shares will no longer be bound hereby.

     In the event of termination pursuant to this clause 6.6 paragraphs (i) and
     (ii), HA shall pay as compensation for costs, damages, and loss of opportunities, the amount of twenty million (20,000,000) Euros, to be distributed among the MPG Founders on a pro rata basis to their participation in MPG.

6.7  Annexes

     The Annexes attached hereto form an integral part of this Agreement and shall have the same force and effect as all other provisions of this Agreement.

6.8  Confidentiality

     The terms of this Agreement, the transactions contemplated hereby and the existence and nature of any negotiations relating to this Agreement and/or the transactions contemplated hereby are confidential and shall not be disclosed by any of the Parties to any third party without the prior written consent of all other Parties, unless such disclosure is contemplated by this Agreement or required by law, final order of a court with jurisdiction or the rules or order of a competent stock exchange authority, in which case, disclosure shall be made only to the extent required by the same and, to the extent practical, only after consultation with the non-disclosing Parties. The Parties have agreed a joint press release, the text of which is annexed as Annex 6.8. No other press release shall be made or published in respect of the transactions contemplated by this Agreement (including the definitive agreements relating thereto) unless agreed by all the Parties hereto.

      The provisions of this clause 6.8 shall survive the termination of this Agreement for whatever cause for a period of three years.

6.9   Effect on the Merger Documents

      Except as provided in the following paragraph, the execution of this Agreement does not affect, waive, supersede or modify, in any way, the validity or effectiveness of any of the Merger Documents or documents related to them, which will remain fully valid and binding in accordance with their terms.

      Upon the Contribution and Sale of the MPG Shares being effected on the Completion Date, the Put Option Agreement and the Shareholders' Agreement shall be considered terminated and without any further validity or effect as of the Completion Date.

6.10  Severability

      If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

6.11  Martinez-Rovira as one party

      For the purposes of this Agreement, all persons comprising Martinez-Rovira shall be considered as a single party, and all rights accruing to Martinez-Rovira shall be exercised jointly by them.

6.12  The Parties' Consent

      The Parties hereby expressly consent and give their mutual authorisation reciprocally to effect the acts agreed herein freely and without hindrance, waiving (exclusively for this purpose) expressly any notification, obligation, rights of first refusal or any other clauses with similar effects, agreed in the Merger Documents or established in the MPG's by-laws.

6.13  Interpretation

      The headings used in this Agreement are for reference purposes only and are not to be used in the interpretation or construction of the provisions herein.

In witness hereof, this Agreement is executed in Paris on the date mentioned above. This Agreement is executed in six original copies, one for each Party.

/s/      [ILLEGIBLE]                     /s/      [ILLEGIBLE]
--------------------------------------  ----------------------------------------
Advertising Antwerpen BV                Compania de Cartera e Inversiones, S.A.


/s/      [ILLEGIBLE]                    /s/        [ILLEGIBLE]
--------------------------------------  ----------------------------------------
Banco Santander Central Hispano, S.A.   Deya, S.A.

/s/ D. Jose Martinez-Rovira Vidal       /s/   [ILLEGIBLE]
--------------------------------------  ----------------------------------
D. Jose Martinez-Rovira Vidal           Havas Advertising, S.A.

                                     INDEX

    1     OBJECT OF THIS AGREEMENT......................................   3

    2     UNDERTAKING TO CONTRIBUTE AND SELL............................   3

  2.1  Contribution and Sale............................................   3

  2.2  Assistance and best efforts......................................   3

  2.3  Representations and warranties by the MPG Founders...............   4

  2.4  Representation and warranties by HA..............................   4

  2.5  Completion Conditions............................................   5

  2.6  Contribution Agreement...........................................   5

    3     GOVERNANCE RIGHTS.............................................   6

  3.1  Authorised representatives.......................................   6

  3.2  Board of Directors and Committees of HA..........................   6

  3.3  Board of Directors of MPG........................................   7

    4     CERTAIN PRE-COMPLETION MATTERS................................   8

  4.1  Undertakings by the MPG Founders.................................   8

  4.2  Undertakings by HA...............................................   8

  4.3  Management conditions undertaken by HA...........................   9

4.3.1  Key Personnel....................................................   9

4.3.2  Key Executives...................................................   9

  4.4  MPG Dividends....................................................   9

  4.5  MPG Reorganisation...............................................   9

    5     CERTAIN POST-COMPLETION MATTERS...............................  10

  5.1  Lock-up Period...................................................  10

  5.2  US Registration rights [TEXT OPEN]...............................  11

    6     MISCELLANEOUS.................................................  12

 6.1  Governing Law.....................................................  12

 6.2  Jurisdiction......................................................  12

 6.3  Assignability.....................................................  12

 6.4  Amendment.........................................................  13

 6.5  Notification......................................................  13

 6.6  Duration and Termination..........................................  14

 6.7  Annexes...........................................................  14

 6.8  Confidentiality...................................................  14

 6.9  Effect on the Merger Documents....................................  15

6.10  Severability......................................................  15

6.11  Martinez-Rovira as one party......................................  15

6.12  Parties' Consent..................................................  15

6.13  Interpretation....................................................  15

                                  [LOGO] DEYA
                       ASSOCIETE ANONYME LUXEMBOURGEOSE

                                                                  [STAMP]

Extrait du Proces-Verbal de la reunion du Conseil d'Administration [ILLEGIBLE]
-------------------------------------------------------------------------------
12 janvier 2001 a 13.00 heures, au Siege social.
-----------------------------------------------


Presents: MM.  Claude Deschenaux, President
--------
               Enrique Pifiel Lopez, administrateur-delegue
               Ignacio Martinez Santos, administrateur-delegue
               Patrick Ehrhardt, administrateur-delegue
               Masshuo Longoni, administrateur

Ordre du jour:
-------------

1) Echange d'actions Media Planning Group S.A. contre des actions Havas Advertising S.A.
2)  (Omissis)


Premiere Resolution
-------------------

Le conseil est informe que ors de negociations avec Havas Advertising S.A. il a ete decide de maintenir plusieurs actionnaires de Media Panning Group S.A. afin d'aboutir a un accord, qui parmettrait a Havas Advertising S.A. actuellement actionnaire de Media Planning Group S.A., d'acquerir la majorite ou la totalite des actions Media Planning Group S.A., sur la base d'un echange d'actions.

Les actionnaires de Media Planning Group S.A. (MPG) participant a cette operation, donneront toutes ou une partie de leurs actions Media Planning Group S.A. a Havas advertising S.A. et recovront des actions Havas Advertising S.A., solon l'equation d'echange finalement etablie. Un remboursement en especes est egalement prevu pour les actionnaires qui cedent leurs actions MPG au moyen d'un echange, ou d'une venie partielle, jusqu'a 10% des actions MPG detenues par chaque actionnaire.

Apres expose des differents points de ces negociations, le conseil accepte la participation de Deyu dans cette operation d'echange et, a cet effet, accorde individuellement tous les pouvoirs aux administrateurs delegues, M.M. Enrique Pifiel Lopez et Ignacio Martinez Santos, en vue de la negociation et de la signature de tolls les documents prives on publics necessaires a l'execution des accords evoques precedemment.

Deuxieme Resolution
-------------------

(omissis)

                             Pour extrait conforme

un administrateur                                           un administrateur
/s/ [ILLEGIBLE]                                             /s/ [ILLEGIBLE]

              Siege Social: 19-21 So du Prince Henri, Luxembourg
                           R.C. Luxembourg: B 28285

                               CARTA DE MANDATO

D.J.C.L van den Sanden y D. Gonzalo Rodes Vila, actuando en nombre y representacion de ADVERTISING ANTWERPEN B.V. en su calidad de miembros de consejo de administracion de la compania, solicitan y autorizan a D. Fernando Rodes Vila y a D. Leopoldo Rodes Castane para que, cusiquiera de ellos, indistintamente, en nombre y por cuenta de ADVERTISING ANTWERPEN B.V., suscribe con la compania francesa Havas Advertising, S.A. ("HA") y los restantes accionistas de la compania espanola Media Planning Group, S.A. ("MPG") para que realico los siguientes actos:

1 Suscribir un contrato de aportacion en virtud del cual ADVERTISING ANTWERPEN B.V. se compromete a realizar una aportacion no dineraria del 90% de las acciones de MPG de las que ADVERTISING ANTWERPEN B.V. oc titular en el dia de hoy, esto es, aportora cincuente y seis milleones seiscientas noventa y siete mil quinientas ochema y cuarto (56,697,584) acciones de MPG, suscribiendo una ampliacion de capital de HA recibiendo ocho millones coiccientos ocho mil trescientas veinte (8,608.320) acciones de la mierna. Asimismo, ADVERTISING ANTWERPEN B.V. vendera en el mismo dia el 10% restante de las acciones de MPG de que es tituear (esto es, seis millones doscientas noventa y nueve mil setecientas treinta y dos (6,299.732) acciones de MPG por el precio de quince millones trescientos tres mil seiscientos ochenta (15,303.680) Euroc. El representante podra acordar todas aquellas ciausuias y condiciones que considera convenientas. Incluyendo la finalizacion de los contratos suscritos con HA y otros accionistas de MPG derivados del "Merger Agreement" de 29 de noviembre de 1998.

2 Aceptar en nombre propio y de terceros un compromiso de pago de otros accionistas, de dinero y acciones, paro el pago de los servicios de intermediacion que pudioran derivarco de la operacion mencionada en la ciausula numero 1 de esta Carta de Mandato.

3 Acordar en la forma que considere mas conveniente, la finalizacion de cualesquiera contratos y documentos susentos en relacion a las acciones de MPG.

El mandante se compromete a ratificar expresamente, a solictud de cuaiquiera de los contratantes, los documentos firmados por el representanto.

Este poder estara vigente hasta el 22 de Enero de 2001 inclusive. Transcurrida dicha fecha sin que se hubieran suscrito los documentos apropiados en ejercicio del presente mandato, este quedera revocado y sin siecto.

Y para que ello conste, se suscribe ci presente mandato que habra de ser entregado y procentado a HA en al momento de la firma de los referidos documentos.


Representante                                            Representante

/s/ J.C.L. van den Sanden                                /s/ Gonzalo Rodes Vila
-------------------------                                ----------------------
J.C.L. van den Sanden                                    Gonzalo Rodes Vila

                                    ANNEX I

                                  DEFINITIONS


"5% Transferees"                            Defined in clause 5.1 (iii).
"Cash Payment"                              Defined in clause 2.1 (ii).
"Completion Conditions"                     Defined in clause 2.5.
"Completion Date"                           Defined in clause 1.
"Completion GSM"                            Defined in clause 1.
"Contribution Agreement"                    Defined in clause 2.6.
"Contribution"                              Defined in clause 2.1 (i).
"Court"                                     Defined in clause 6.2.
"Extraordinary Transaction"                 Defined in clause 4.2.(iii).
"Key Executives"                            Defined in clause 4.3.2 (i).
"Key Personnel"                             Defined in clause 4.3.1 (ii).
"Lock-Up"                                   Defined in clause 5.1.
"Lock-Up Period"                            Defined in clause 5.1.
"Merger Agreement"                          Defined in Recital A.
"Merger Documents"                          Defined in Recital A.
"MPG Founder" or "MPG Founders"             Defined in paragraph 10 on page 1.
"MPG Shares"                                Defined in clause 1.
"MPG"                                       Defined in Recital (A).
"New HA Shares"                             Defined in clause 2.1 (i).
"Party" or "Parties"                        Defined in paragraph 2 on page 2.
"Put Option Agreement"                      Defined in Recital A.
"Related Party"                             Defined in clause 6.3.
"Representative"                            Defined in clause 3.1.
"Sale"                                      Defined in clause 2.1. (ii)
"Second Supplemental Agreement"             Defined in Recital A.
"Share Capital"                             Defined in clause 2.4 (i).
"Shareholders' Agreement"                   Defined in Recital A.
"Stock Options"                             Defined in clause 4.3.1 (i).
"Supplemental Agreement"                    Defined in Recital A.

                                 ANNEX 2.1 (i)

------------------------------------------------------------------------------------------------------------------------------------
MPG Founders                   MPG Shares owned      MPG Shares sold      Price received by         MPG Shares      New HA Shares
                               by each MPG                                each MPG Founder in       contributed     received by each
                               Founder                                    exchange for the                          MPG Founder in
                                                                          MPG Shares sold                           exchange for the
                                                                                                                    MPG Shares
                                                                                                                    contributed
------------------------------------------------------------------------------------------------------------------------------------
Advertising Antwerpen B.V.     62,997,315            6,299,731            15,303,680(Euro)          56,697,584       8,608,320
------------------------------------------------------------------------------------------------------------------------------------
BSCH                           14,542,706            1,454,271             3,532,800(Euro)          13,088,435       1,987,200
------------------------------------------------------------------------------------------------------------------------------------
Deya                           82,619,429            8,261,943            20,070,400(Euro)          74,357,486      11,289,600
------------------------------------------------------------------------------------------------------------------------------------
Compania de Cartera e          41,309,715            4,130,971            10,035,200(Euro)          37,178,744       5,644,800
Inversiones
------------------------------------------------------------------------------------------------------------------------------------
Jose Martinez-Rovira            5,991,441              599,144             1,455,477(Euro)           5,392,297         818,705
------------------------------------------------------------------------------------------------------------------------------------
Maria Luisa Munoz               3,139,231              313,923               762,601(Euro)           2,825,308         428,963
------------------------------------------------------------------------------------------------------------------------------------
Cristina Martinez-Rovira           82,006                8,201                19,921(Euro)              73,805          11,206
------------------------------------------------------------------------------------------------------------------------------------
Sandra Martinez-Rovira             82,006                8,201                19,921(Euro)              73,805          11,206
------------------------------------------------------------------------------------------------------------------------------------


________________________________________________________________________________

                                   ANNEX 2.2

                      --------------------------------------------------------------------------------------
                        TIMETABLE FOR THE PROPOSED CONTRIBUTION OF 49.5% AND SALE OF 5.5% OF THE SHARES OF
                                                             MPG TO HA
                      --------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

   DATES                                                ACTION                                                    RESPONSIBILITY

------------------------------------------------------------------------------------------------------------------------------------
19 January     .  HA Board of Directors to approve the transaction under the terms incorporated in the        .  HA
                  Agreement to Contribute

               .  Appointment of Fernando Rodes to the Board of Directors of HA                               .  HA

               .  Preparation of press release                                                                .  HA/Contributing
                                                                                                                 Shareholders

------------------------------------------------------------------------------------------------------------------------------------

20 January     Execution of the Agreement to Contribute                                                       HA/Contributing
                                                                                                              Shareholders
------------------------------------------------------------------------------------------------------------------------------------


________________________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------

    DATES                                                 ACTION                                                  RESPONSIBILITY

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
22-24 January     .  Announcement of the transaction/press release                                            .  HA/JPM/Contributing
                                                                                                                 Shareholders.

                  .  Preliminary contact with potential Court appointed auditor (Jean-Pierre Lenoir)

                  .  Preliminary contact with Societe des Bourses Francaises ("SBF"), Conseil des Marches     .  HA/LA/BP
                     Financiers ("CMF"), and Commission des Operations de Bourse ("COB").

                  .  Start drafting * projet de traite d'apport *                                             .  HA/LA/BP

                  .  Start drafting Prospectus (* Schema E *)/1/, preparation of the summarised
                     consolidated accounts of MPG for 1998, 1999, 2000                                        .  JPM/BP

                  .  Filing of request for the appointment of an Auditor (* commissaires aux apports * )
                     with the Nanterre Commercial Court (suggestion of a candidate will be made to the        .  HA/BP
                     Court which may appoint two auditors)
------------------------------------------------------------------------------------------------------------------------------------

31 January        .  Notice to HA in relation to be increase in share capital under clause 2.6. (ii).         .  Contributing
                                                                                                                 Shareholders

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

_____________________

/1/ A * Document (for Schema) E * is required pursuant to French Stock Exchange rules in the case of a merger or contribution in kind. When a Document E is prepared a formal prospectus is not required for the listing of the shares resulting from the contribution on this Paris Stock Exchange.


________________________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------

     DATES                                         ACTION                                                     RESPONSIBILITY

------------------------------------------------------------------------------------------------------------------------------------
1 February        .  Appointment of the Auditor(s) by the Nanterre Commercial Court

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       .  HA/         Contributing
9 February        .  Execution of US Registration Rights Agreement                                        Shareholders

------------------------------------------------------------------------------------------------------------------------------------

28 February       .  First draft report from Court appointed Auditor available /2/                     .  Court-appointed Auditor(s)

------------------------------------------------------------------------------------------------------------------------------------

15 March          .  HA 2000 accounts available                                                        .  JPM/HA

                  .  Draft Schema E provided to COB                                                    .  JPM/BP


                  .  Report from Court-appointed Auditor(s) made available to HA's Board of
                     Directors (valuation of the shares contributed and opinion on exchange parity)    .  HA/BP/LA

                  .  Meeting of HA's Board of Directors to approve the draft Contribution Agreement, the draft Schema E and giving power to Alain de Pouzilhac/ Jacques Herail to
                     execute the Contribution Agreement and convening the EGM                          .  HA/BP/LA
------------------------------------------------------------------------------------------------------------------------------------

/2/    The period allowed for the preparation of the report will not be achieved unless full cooperation from the Auditors(s) is granted.

------------------------------------------------------------------------------------------------------------------------------------

     DATES                                         ACTION                                                     RESPONSIBILITY

------------------------------------------------------------------------------------------------------------------------------------
                  .  Execution of Contribution Agreement                                                 .  HA/Founders'
                                                                                                            representative


------------------------------------------------------------------------------------------------------------------------------------

6 April           .  Filing with COB of final Schema E, executed Contribution Agreement and of the
                     the draft report from the Auditors(s)                                               .  HA/BP
------------------------------------------------------------------------------------------------------------------------------------

11 April          .  Publication of the notice announcing HA's EGM ("avis de reunion") in BALO and
                     in national newspaper (with draft resolutions).                                     .  HA

                  .  Convening of the Statutory Auditors and Auditor(s) for the EGM                      .  HA

------------------------------------------------------------------------------------------------------------------------------------

24 April          .  Filing with BALO of the "avis de convocation"                                       .  HA

------------------------------------------------------------------------------------------------------------------------------------

25 April          .  Registration of Schema E by COB                                                     .  COB

                  .  Proof reading of BALO publication                                                   .  HA

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

  DATES                                         ACTION                                                       RESPONSIBILITY

------------------------------------------------------------------------------------------------------------------------------------
27 April          .  Publication of HA's EGM convening notice  "avis de convocation" by BALO.          .  HA

                  .  Schema E registered by COB                                                        .  HA/Court       appointed
                     Final report from the Auditor(s)                                                     auditor
                     and all other required documents made available to shareholders at HA's head office
------------------------------------------------------------------------------------------------------------------------------------

7 May             .  Filing of the final Auditor(s) report with the Nanterre Corporate Registry        . HA
                     and report made available at the HA's headquarters

------------------------------------------------------------------------------------------------------------------------------------

10 May            .  Stock options allocation                                                          . MPG

------------------------------------------------------------------------------------------------------------------------------------

18 May            .  HA's EGM (1st call)                                                               . HA
("D" day
"initial" or      .  Convening of "2/nd/ call EGM"                                                     . HA
1/st/ call)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

   DATES                                           ACTION                                                         RESPONSIBILITY

------------------------------------------------------------------------------------------------------------------------------------
25 May            .  HA's EGM:                                                                                 .  HA
("final" or
 2/nd/ call)           Contribution of 49.5% and sale of 5.5% of the shares of MPG to HA increase of HA's share capital (28.8 million New HA Shares)
                     appointment of Messrs. Leopoldo Rodes, Carlos March and ratification of Fernando Rodes on to the HA Board

                  .  Filing with the SBF of a copy of the minutes of the EGM and request for admission of
                     the newly issued HA shares on the Paris Stock Exchange                                    .  HA

                  .  Board of Directors of HA (including newly appointed or ratified members) for the purpose of putting in place new stock option plan (300,000 stock options), appointment of members
                     of committees etc.                                                                        .  HA

------------------------------------------------------------------------------------------------------------------------------------

28 May            .  Certificate of registration of the New HA Shares in the name of each contributing
                     shareholders provided by HA's bank                                                        .  HA

                   . Publication of an SBF notice (admission of the new shares for trading on the Paris
                     Stock Exchange)                                                                           .  HA

                  .  Request for registration of the New HA Shares with SICOVAM                                .  HA

                  .  Declaration of the number of new total number of voting rights and filing with BALO
                     of a notice with this respect                                                             .  HA


                  .  Notice to CMF that a threshold has been passed (if any).                                  .  HA
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

       DATES                              ACTION                                                    RESPONSIBILITY

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
31 May            .  Publication of notice relating to voting rights with BALO                  .  HA


------------------------------------------------------------------------------------------------------------------------------------


BP     :  Cabinet Bredin Prat
HA     :  Havas Advertising
JPM    :  JPMorgan
LA     :  Linklaters & Alliance (Madrid)

                                 ANNEX 2.4 (i)

         CALCULATION OF FULLY-PAID-UP HA SHARES FOR THE YEAR 2000 BY
                                TREASURY METHOD

----------------------------------------------------------------------------------------------------------
Year                                                 2000
----------------------------------------------------------------------------------------------------------
Share price assumption                               15,00
----------------------------------------------------------------------------------------------------------
Nb Shares
----------------------------------------------------------------------------------------------------------
SOP                                                  2.510.760
----------------------------------------------------------------------------------------------------------
Oceane                                               19.609.020
----------------------------------------------------------------------------------------------------------
BSA                                                  0
----------------------------------------------------------------------------------------------------------
Snyder                                               100.751.047
----------------------------------------------------------------------------------------------------------
Shares issued                                        274.760.387
----------------------------------------------------------------------------------------------------------
Treasury Stock                                       6.000.000
----------------------------------------------------------------------------------------------------------
Net shares o/s                                       268.760.387
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Nouvelles emissions d'obligations convertibles
pour financier les besoins de croissance de HA
debut 2001 et 2002
----------------------------------------------------------------------------------------------------------
Nb d'Oc emises (en NOSH)                             -0
----------------------------------------------------------------------------------------------------------
Prime de conversion sur cours moyen n-1
----------------------------------------------------------------------------------------------------------
Pair
----------------------------------------------------------------------------------------------------------
Montant
----------------------------------------------------------------------------------------------------------
Montant cumule de la nouvelle dette emise
----------------------------------------------------------------------------------------------------------
Economie d'interets dans la calcula fully diluted
----------------------------------------------------------------------------------------------------------
Nb Options
----------------------------------------------------------------------------------------------------------
Warrants (BSA)                                       5.696.260
----------------------------------------------------------------------------------------------------------
Stock Options (cumul av.emission)                    15.232.142
----------------------------------------------------------------------------------------------------------
Emission annuelle de SOP                             9.616.614
----------------------------------------------------------------------------------------------------------
Nlles s/0 (% actions emises n-1)                     3,5%
----------------------------------------------------------------------------------------------------------
Moyenne nouvelles SOP                                801.384
----------------------------------------------------------------------------------------------------------
Call Options (OSA)                                   6.000.000
----------------------------------------------------------------------------------------------------------
Nb Shares total potentiel                            296.490.173
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Avg Ex Price
----------------------------------------------------------------------------------------------------------
Warrants (BSA)                                       9,15
----------------------------------------------------------------------------------------------------------
Stock Options                                        10,60
----------------------------------------------------------------------------------------------------------
Call Options (OSA)                                   4,61
----------------------------------------------------------------------------------------------------------
                                                     8,48
----------------------------------------------------------------------------------------------------------
Cash from exercise
----------------------------------------------------------------------------------------------------------
Warrants (BSA)                                       52.103.354
----------------------------------------------------------------------------------------------------------
Stock Options (cumul av.emission)                    157.921.610
----------------------------------------------------------------------------------------------------------
Moyenne nouvelles SOP                                12.020.767
----------------------------------------------------------------------------------------------------------
Call Options (OSA)                                   27.669.497
----------------------------------------------------------------------------------------------------------
                                                     249.715.228
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Buybacks                                             16.647.682
----------------------------------------------------------------------------------------------------------
Fully-diluted NOSH                                   279.842.492
----------------------------------------------------------------------------------------------------------

  These amounts are estimated; however HA undertakes that the amount of the fully diluted share capital will not be modified, and will provide in 15 days the calculation made as of December 31/st/., 2000.


---------------------------------------------------------------------------------------------------------------
                       Preconvert. Exch.                                        Fully diluted (e)
---------------------------------------------------------------------------------------------------------------
          Number of sh                    mm              %                       mm                      %
---------------------------------------------------------------------------------------------------------------
Vivendi                                     29,9           10,1                     29,9                    9,7
---------------------------------------------------------------------------------------------------------------
Treasury Stock                               6,2            2,1                      0,0                    0,0
---------------------------------------------------------------------------------------------------------------
Other                                      230,4           78,0                    249,9                   81,0
---------------------------------------------------------------------------------------------------------------
Total HA                                   266,5           90,2                    279,8                   90,7
---------------------------------------------------------------------------------------------------------------
MPG Founders                                28,8            9,8                     28,8                    9,3
---------------------------------------------------------------------------------------------------------------
Total HA + MPG Founders                    295,3            100                    308,6                    100
---------------------------------------------------------------------------------------------------------------

Fully diluted is not impacted by the 00 convertible bond as it is not dilutive.

                                   ANNEX 2.6


        REQUIREMENTS TO BE MET BY HA IN ORDER TO COMPLY WITH LAW 43/1995


1. According to Article 110 of Law 43/1995, the corporate resolution agreement or Public Deed of capital increase by way of non-monetary contribution of HA must expressly declare that HA has chosen the tax regime established under Title VIII, Chapter VIII of the above mentioned Law.

2. HA's first Annual Memory after the exchange shall mention that several shareholders have chosen the tax regime above mentioned indicating date and price of acquisition of the contributed shares.

3. HA as purchaser of the shares will notify the Spanish Tax Authorities together with the contributors of the first tranche provided for in clause
     2.6. (i) the choice of this specific tax regime.

                                  ANNEX 4.3.2

                         KEY EXECUTIVES EMPLOYED BY MPG


Leopoldo Rodes.

Fernando Rodes.

Alfonso Rodes.

Jorge Ustrell.

Richard Pace.

Joaquin Bohorquez.

Maria Luisa Francoli.

                                 ANNEX 5.1 (iv)

         UNDERTAKING BY THE 5% TRANSFEREES IN RELATION TO THE LOCK-UP
                                  PROVISIONS


     I hereby irrevocably undertake to HA severally not to directly or indirectly, sell, transfer, contribute, or otherwise dispose of (including, by way of pledge or other form of security) or grant or acquire any rights or obligations in respect of any of my ________ Havas Advertising S.A. shares acquired on ___ to any party (other than to the MPG Founders, Related Parties or 5% Transferees as defined in the Agreement to Contribute executed between the French company Havas Advertising, S.A. and shareholders of the Spanish Media Planning Group, S.A. on 20 January 2001) prior to 31 December 2001.

     This undertaking shall not apply or shall automatically terminate should any of the events detailed in the Schedule to this letter hereto occur.

     All capitalised words in this letter and the Schedule will have the same meaning as defined in the Agreement to Contribute.



     __________________________________
     SIGNED by



     Acknowledged:

     __________________________________
     Havas Advertising, S.A.

                           SCHEDULE TO ANNEX 5.1.(iv)


                          SCHEDULE: TERMINATION EVENTS


1. Any public tender offer of acquisition of or exchange for (OPA, OPE) shares of Havas Advertising, S.A. officially launched, and only in respect of such offer during the period in which such offer is open.

2. In the event that any unsolicited (i.e. hostile) public tender offer of acquisition of or exchange for (OPA, OPE) shares of HA be officially launched for a percentage of Havas Advertising, S.A. share capital and succeed in giving the purchasers launching such unsolicited public tender offer control of HA.

3. In the event of any transaction, involving the exchange of shares of HA (such as a merger) formally recommended by the Board of HA and only in respect of such transaction.

4. In the event that Mr. Leopoldo Rodes, Mr. Fernando Rodes or Mr. Carlos March (or any substitute therefor designated by the MPG Founders) be removed from the Board of Havas Advertising, S.A. or any proposed substitute (approved by the current Chairman, as at 20 January 2001) fails to be appointed within 30 days of the request by the MPG Founders.

5. In the event that Mr. Fernando Rodes be removed from his position as CEO ("Consejero Delegado") of MPG.

6. In addition to the foregoing, during the Lock-Up Period, the persons subject to the Lock-Up shall be permitted to pledge their New HA Shares provided that each of the following conditions is met:

     (a) the terms on which any such New HA Shares are pledged prevent the pledgee from disposing of such New HA Shares in any manner whatsoever (including, but not limited to, transferring , selling, lending, pledging and granting rights to third parties in respect thereof) during the period of the Lock-Up without the prior consent of HA;

     (b) all of the sums secured by the pledge of the New HA Shares are fully invested in the acquisition of shares of HA;

     (c) if the terms on which any such New HA Shares are pledged include a top-up clause ("clause d'arrosage"), the maximum top-up amount in HA Shares must not exceed the maximum number of shares acquired using the sums secured by the pledged New HA Shares;

     (d) either a copy of the pledge agreement and of the clauses in the loan or similar agreement detailing the foregoing or a letter from the lender (or similar entity) confirming the terms and conditions of the loan (or similar agreement) and the pledge is provided to HA prior to any such pledge of the New HA Shares becoming effective to enable HA to ensure that the terms and conditions of the loan and pledge correspond to the foregoing.

7. In the event that the Board of Directors of Havas Advertising, S.A. approve (or propose to the General Shareholders' Meeting the approval of), with the negative vote of Mr. Fernando Rodes, any Extraordinary Transaction, or any resolution related to any Extraordinary

     Transaction, which Extraordinary Transaction would, in accordance with the terms and conditions thereof, close before the Completion Date.

On 1 January 2002, or upon the occurrence of any of the events numbered in paragraphs (2), (4), (5) or (7) above, the Lock-Up Period finalises and the persons concerned shall be free to dispose or encumber the New HA Shares without any restrictions whatsoever.

The defined terms referred to above shall bear the same meanings as those specified in the definitions in the Agreement to Contribute.

                                Annex 5.2. (ii)

 .    If the MPG Founders request that the Company file a registration statement at any time after the expiration of the Lock-Up Period covering the New HA Shares, HA shall cause such registration statement to be filed within a reasonable period of time (including reasonable time required to prepare any necessary financial statements for inclusion therein) to be specified after such request, and shall use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable, provided that the value of the securities to be registered pursuant to such
     --------
     any request must be equal to or greater than seventy-five (75) million Euros. The lead managing underwriter of the offering shall be selected by the MPG Founders initiating such demand and shall be an investment banking firm of nationally recognized standing in the U.S. reasonably satisfactory to HA.

 .    HA shall not be obligated to effect more than four (4) registrations under the demand right provision noted above, and not more than one (1) registration in any twelve (12) month period. Such four (4) registrations under the demand right provision noted above shall be in addition to any demand for a Form F-3 shelf registration noted below. Sales of New HA Shares pursuant to any demand registration noted above shall be pursuant to underwritten offerings only, although sales covered by any F-3 shelf registration statement noted below need not be by underwritten offering.

 .    HA shall be entitled to postpone a demand and the effectiveness of a registration statement, and to suspend an existing registration statement,
     (1) for no more than ninety (90) days if HA is in possession of material information that has not been disclosed, and its executive committee in good faith deems it advisable not to disclose, to the public or, (2) for no more than one hundred eighty (180) days if HA in good faith determines a registration or public offering of New HA Shares in the United States will materially interfere with certain material transactions being pursued or which are the subject of firm plans by HA, provided that HA shall not be
                                                --------
     entitled to such postponements and/or suspensions at any time within one hundred twenty (120) days following the termination of any postponement and/or suspension pursuant to clause (1) above, or one hundred eighty (180) days following the termination of any postponement and/or suspension pursuant to clause (2) above, and such postponements and/or suspensions shall not extend more than seven (7) days after the abandonment or consummation of any of the foregoing situations or transactions.

 .    The MPG Founders shall be entitled to reasonable rights to withdraw demands prior to the effectiveness of any registration statement applicable to New HA Shares, provided, however, that a withdrawn demand (other than the first
                --------  -------
     two (2) of any such withdrawn demands, provided that the MPG Founders bear
                                            --------
     all out-of-pocket expenses incurred by HA in connection with such withdrawn demands) shall count as a demand under the demand right provision noted above. No demand that is withdrawn following its postponement and/or suspension by HA shall count as a demand under the demand right provision noted above, provided that the demand is withdrawn prior to the tenth day
                  --------
     after the end of the postponement or suspension.

 .    If available for use by HA, the MPG Founders shall be entitled to one Form
     F-3 shelf registration. HA shall use its reasonable best efforts to keep the Form F-3 shelf registration statement updated and continually effective until termination of the registration rights of all MPG Founders, subject to the postponement and suspension rights of HA noted above.

 .    Each of the MPG Founders who are affiliates of HA shall be entitled to piggyback registration rights in connection with underwritten registrations and sales of ordinary shares in the U.S. for the account of HA (other than registrations and sales (excluding registrations and sales of ordinary shares by HA for cash) in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or employee benefit plans) or selling shareholders exercising registration rights, subject to customary underwriters' cutbacks. HA shall not be obligated to effect any registration within one hundred fifty (150) days after the MPG Founders have been entitled to exercise piggyback registration rights, provided the number of New HA
                                             --------
     Shares requested by participating MPG Founders to be included in such registration was not cut back.

 .    HA shall bear all expenses related to any demand registration, F-3 shelf registration, or piggyback registration, except (1) the cost of any underwriting discounts or commissions, brokerage and sales commissions, fees and disbursements of counsel for the MPG Founders (other than fees and disbursements not in excess of $20,000 relating to the delivery by the MPG Founders of any "disclosure letter" under the U.S. federal securities laws, which will be borne by HA), and transfer taxes in connection with sale of the New HA Shares by the MPG Founders and (2) any out-of-pocket expenses incurred by HA in connection with any withdrawn demand that does not count as a demand under the demand right provision noted above (which shall be borne by the MPG Founders).

 .    HA shall bear all expenses related to the registration and preparation of prospectus or equivalent documents and related to any investor roadshows, except for the expenses to be borne by the MPG Founders noted above.

 .    The registration rights may not be assigned without the written consent of
     HA, provided that any registration rights of the MPG Founders may be
         --------
     transferred freely among the MPG Founders, to any affiliate of any MPG Founder or to any 5% Transferee. Any person to whom registration rights are validly transferred under this section shall be entitled to the rights of an MPG Founder under Section 5.2 of the Contribution Agreement and the registration rights agreement.

 .    HA shall not be required to effect any registration pursuant to the registration rights prior to the expiration of the Lock-Up Period, and the registration rights shall terminate, as to each MPG Founder, on the earlier of (1) five (5) years after the date of expiration of the Lock Up Period,
     (2) the date on which such MPG Founder shall have sold his New HA Shares, and (3) in the case of F-3 shelf registration or piggyback registration, the date such MPG Founder is no longer an affiliate of HA.

 .    In the case of an underwritten public offering, HA shall take such actions as are reasonably necessary and useful, including instructing appropriate members of management to be available upon reasonable notice in order to expedite and facilitate the registration, marketing and disposition of the New HA Shares by the MPG Founders pursuant to the registration rights and in connection with the sales efforts. In the case of non-underwritten offerings under a F-3 shelf registration, HA shall, upon the reasonable request of the MPG Founders, take such reasonable commercial actions as are reasonably required to expedite or facilitate sales (reasonableness to be determined in light of, among other things, the size of the offering).

 .    HA shall take all reasonable action to permit the sale of the New HA Shares to the public in the United States without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

 .    Each MPG Founder shall agree to any reasonable lock-up requested by any underwriter or investment bank in connection with any sale or distribution by HA of its shares during the period such MPG Founder has registration rights.

 .    Whenever HA is required to effect a registration of the New HA Shares under the registration rights agreement, it shall use its reasonable best efforts to cause the New HA Shares subject to the registration to be listed on each national securities exchange or quotation system on which HA ordinary shares (or American Depositary Shares representing HA ordinary shares) are then listed.

 .    For purposes of this Annex 5.2(ii), "New HA Shares" shall be deemed to include the Put HA Shares.

                                   ANNEX 6.8


                          PARTIES JOINT PRESS RELEASE

Contacts:
France: Havas Advertising
           Julie-Emilie Ades
           33 1 41 34 30 16

POUR DISTRIBUTION INMEDIATE
---------------------------

            HAVAS ADVERTISING VA DETENIR 100% DE MEDIA PLANNING GROUP
                   DONT LES ACTIONNAIRES ESPAGNOLS DETIENDRONT
                    EN CONTREPARTIE 9,3% D'HAVAS ADVERTISING

   HavasAdvertising qui detient deja 45% du capital de Media Planning Group va recevoir le 55% restant en contrepartie de l'emission de 28,8 millions
                d'actions nouvelles et d'un paiement de 51 M Eur.

                  La famille Rodes, Grupo March, BBVA et BSCH,
               actionnaires de Media Planning Group, ont manifeste
                l'intention d'etre des actionnaires a long terme
                              d'Havas Advertising.

          Le controle integral des activites de Media Planning Group va permettre d'accelerer sa croissance et de figurer parmi les cinq premiers groupes mondiaux media avant la fin 2003.

                     Les termes de la transaction respectent
                       les criteres d'Havas Advertising en
                       termes de creation de valeur et de
                              benefice par action.

--------------------------------------------------------------------------------

     PARIS, FRANCE et BARCELONE, ESPAGNE, janvier 22, 2001 - Havas Advertising (Euronext Paris SA : HAV.PA ; Nasdaq : HADV), 4eme groupe mondial de conseil en communication, et actionnaire a 45 % de Media Planning Group, groupe media mondial independant de premier plan, et les actionnaires espagnols de Media Planning Group annoncent aujourd'hui la signature d'un accord aux termes duquel Havas Advertising detiendra 100% du capital de Media Planning Group, les actionnaires espagnols de ce dernier detenant 9,3% d'Havas Advertising sur une base totalement diluee.

     Selon les termes de l'accord, qui a ete approuve a l'unanimite par le Conseil d'administration d'Havas Advertising du 19 janvier 2001, l'apport a Havas Advertising des 55% du capital de Media Planning Group qu'il ne detenait pas encore sera remunere par l'emission de 28,8 millions d'actions nouvelles et par un paiement de 51 M.

     Cet accord est pour Havas Advertising et Media Planning Group l'aboutissement d'une cooperation entamee en mars 1999 avec la fusion de Media Planning et des activites media du groupe Havas Advertising.

     Media Planning Group, qui est la division media d'Havas Advertising, conservera son siege a Barcelone. Son conseil d'administration sera resserre, Leopoldo Rodes Castane conservant la fonction de Chairman et Fernando Rodes Vila celle de CEO.

     Fernando Rodes Vila a ete coopte comme Administrateur d'Havas Advertising au cours du Conseil d'Administration du 19 janvier 2001. Il continuera a assurer ses fonctions au sein du Comite Executif du groupe. Leopoldo Rodes Castane et Carlos March Delgado, President de Corporacion Alba, vont devenir Membres du Conseil d'Administration d'Havas Advertising.

        Nous sommes extremement satisfaits de cet accord avec Media Planning Group. En pres de deux ans de collaboration nous avons pu nous rendre compte que nous partagions la meme philosophie, la meme culture et le meme souci d'excellence dans le service que nous apportons a nos clients >> a commente Alain de Pouzilhac, avant de poursuivre :

        Cet accord nous permettra de :

     . renforcer notre position de leader en Amerique Latine et en Europe et accelerer le developpement de notre activite media dans les zones dans lesquelles Havas Advertising est fortement implante, en particulier les Etats-Unis et la zone Asie Pacifique; et,

     .    d'accelerer l'integration des activites media de Snyder
          Communications

     Enfin Alain de Pouzilhac a conclu :    Nous souhaitons la bienvenue aux
actionnaires de Media Planning Group et nous nous rejouissons qu'ils aient manifeste l'intention de rester des actionnaires a long terme de notre groupe. Nous sommes heureux de l'arrivee de Messieurs Carlos March Delgado, Leopoldo Rodes Castane et Fernando Rodes Vila, comme Membres du Conseil d'Administration d'Havas Advertising au sein duquel nous sommes persuades qu'ils vont jouer un role important

     Fernando Rodes Vila, Chief Executive Officer de Media Planning Group, Administrateur et membre du comite executif d'Havas Advertising a declare :
Nous sommes enchantes de renforcer la collaboration entamee il y a deux ans avec Havas Advertising. Notre alliance a genere de la croissance et de la valeur au-dela de nos previsions initiales et nous sommes convaincus qu'il existe un potentiel encore plus important que nous atteindrons plus facilement a travers l'accord que nous annoncons aujourd'hui. Nous sommes egalement persuades que grace a l'acceleration de notre strategie et a la flexibilite renforcee resultant de cet accord nous sommes en mesure de faire une offre incomparable a nos clients.

     Nous croyons fermement qu'il s'agit d'une formidable opportunite pour nos actionnaires et nos collaborateurs de faire partie d'un groupe leader en matiere de conseil en communication et d'activite media, groupe avec lequel nous partageons une meme vision de la croissance, du leadership et de la creation de valeur >>

     La transaction devrait etre neutre ou legerement relutive en termes de benefice net par action avant amortissement du goodwill des 2001 et devrait fortement contribuer a la croissance des benefices au cours des annees suivantes.

     L'accord est soumis a l'approbation des actionnaires d'Havas Advertising et aux conditions suspensives usuelles.

     The Company will host a conference call today, Monday 22 January 2001, at 9:00 AM EST (3:00 PM French Time). Callers from the United States should use 800-834-5979 and International callers should use +44-8700-559-390. There will be a 48-hour replay of the call beginning today at 11:00 AM EST and ending on January 24, 2001 at 11:00 AM EST. Please dial +1-800-633-8284 or +1-858-812-6440 and provide the passcode, 17723746. This call will also be broadcast live over the Internet at www.havas-advertising.com and www.havas-advertising.fr. To access the webcast, participants should visit the Havas Advertising web site at least fifteen minutes prior to the start of the call to download and install any necessary audio software. There will be a replay of the webcast available for 30 days.

     Havas Advertising est conseille par J.P. Morgan pour cette transaction.

                                      # # #
About Havas Advertising
Havas Advertising (Nasdaq: HADV; Euronext Paris SA: HAV.PA) is the world's fourth largest communications group*. Based in Paris, Havas Advertising has four operating divisions - Euro RSCG Worldwide, headquartered in New York, NY, Media Planning Group in Barcelona, Spain, Diversified Agencies Group in Paris, France and Arnold Worldwide

Partners, headquartered in Boston, Massachusetts. Havas Advertising brings a multicultural approach to its business that distinguishes it from other major communications companies. Havas Advertising has a presence in 75 countries. Havas Advertising offers a complete line of communications services, including general advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, sports marketing, human resources, multimedia interactive communications and public relations. Havas Advertising has a worldwide presence of over 250 agencies and a staff of approximately 20,000.

Further information on Havas Advertising can be found on the company's web site at: www.havas-advertising.com or in Havas Advertising's registration statement
    -------------------------
on Form F-4 filed with the SEC (SEC file #333-43362), which may be obtained free of charge at the SEC's website, www.sec.gov.

*  Advertising Age Annual Agency Report ranking, April 24, 2000


About Media Planning Group
Media Planning Group, which had billings of US$8,450 mm in 2000, is a leading media agency worldwide. It employs approximately 2,000 professionals and is present in more than 15 markets throughout Europe, the United States and Latin America, a coverage of 76% of worldwide advertising investment. The Group's activity is focused on research, strategic planning and media procurement aimed at increasing the value of its clients' brands. Media Planning Group integrates three business units: two media agencies, Media Planning and Arena, and one interactive agency, Media Contacts.

Further information on Media Planning can be found on the company's web site at: www.mpgsite.com
---------------

FORWARD-LOOKING INFORMATION
This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimated," "pro forma," and "intend" or future or conditional verbs such as "will," "would," or "may." Certain factors that could cause actual results to differ materially from expected results include changes in global economic, business, competitive market and regulatory factors. More detailed information about these factors is contained in Havas Advertising's filings with the Securities and Exchange Commission.
                                     # # # #

Contacts:
France: Havas Advertising
           Julie-Emilie Ades
           33 1 41 34 30 16

FOR IMMEDIATE RELEASE
---------------------

           HAVAS ADVERTISING INCREASES PARTICIPATION IN MEDIA PLANNING GROUP TO 100%, IN EXCHANGE FOR A 9.3% STAKE IN HAVAS ADVERTISING

     Havas Advertising, which already owns 45% of the share capital of Media Planning Group will receive the remaining 55% in exchange for 28.8 million new Havas Advertising shares and Euro 51 million in cash

          The Rodes family, Grupo March, BBVA and BSCH, shareholders of
           Media Planning Group, will play an active role as long term strategic shareholders in
                                Havas Advertising

      Consolidation of Media Planning Group will enable accelerated growth of media operations, to rank among the Top 5
                media companies worldwide before the end of 2003

     Transaction terms consistent with Havas Advertising's criteria of value creation and earnings accretion to its shareholders

--------------------------------------------------------------------------------

     PARIS, FRANCE and BARCELONA, SPAIN, January 22, 2001 - Havas Advertising (Nasdaq : HADV, Euronext Paris SA : HAV.PA), the world's fourth largest advertising communications group and owner of a 45% stake in the global leading independent media company Media Planning Group, and the Spanish shareholders of Media Planning Group today announced a definitive agreement under which Havas Advertising will hold 100% of the share capital of Media Planning Group and the Spanish shareholders of Media Planning Group will hold 9.3% of the fully diluted share capital of Havas Advertising.

     Under the terms of the agreement, which was unanimously approved by the Board of Directors of Havas Advertising on 19 January 2001, Havas Advertising will pay Media Planning Group shareholders 28.8 million new Havas Advertising shares and 51 million in cash in exchange for their 55% holding in Media Planning Group.

     Through this transaction, Havas Advertising and Media Planning Group fulfil a cooperation effort which started with the initial merger in March 1999 of Media Planning and the media activities of Havas Advertising.

     Media Planning Group, as the media division of Havas Advertising, will continue to operate from its headquarters in Barcelona, with a reduced Board of Directors, and with Leopoldo Rodes Castane as Chairman and Fernando Rodes Vila as CEO.

     Fernando Rodes Vila was co-opted as Member of the Board of Havas Advertising during the Board of Directors meeting held on January 19, 2001. He will also continue in his role as member of the Executive Committee. Leopoldo Rodes Castane and Carlos March Delgado, Chairman of Corporacion Alba, will join the Board of Havas Advertising as non-executive Directors.

         Commenting on the transaction, Alain de Pouzilhac, Chairman and Chief Executive Officer of Havas Advertising, said, "We are very excited about this new step in our relationship with Media Planning Group. Through almost two years of partnership with Media Planning Group we have learned that we share a common philosophy and culture and the same drive for excellence in servicing our clients.

     This transaction will allow us to:

     . consolidate our leadership position in Latin America and European markets and greatly accelerate the expansion of the media business in other areas where Havas Advertising has a strong presence, particularly in the United States and Asia Pacific;

     .    accelerate the integration of Snyder's media business."

     With regard to the shareholders of Media Planning Group, de Pouzilhac added: "We welcome the shareholders of Media Planning Group and appreciate the commitment they have expressed to become long term strategic investors in the company. We are proud to welcome Carlos March Delgado, Leopoldo Rodes Castane, and Fernando Rodes Vila as members of Havas Advertising's Board and are confident of the important role they will play."

     Fernando Rodes Vila, Chief Executive Officer of Media Planning Group and member of the Executive Committee of Havas Advertising, said, "We are tremendously excited about taking the relationship we initiated with Havas Advertising two years ago one step further. Our experience together has resulted in growth and value creation beyond our initial expectations and we believe that there is further significant potential which will be best accessed through the transaction we announce today. We also believe that, through the acceleration of our strategy and the enhanced flexibility resulting from the transaction, we will offer our clients an unbeatable proposition.

     We strongly believe that this is a great opportunity for our shareholders and employees to become an important part of a leading media and advertising group with whom we share a common vision of growth, leadership and value creation."

     The transaction is expected to be neutral or slightly accretive to cash earnings per share from 2001 and to significantly contribute to earnings growth in subsequent years.

     The transaction is subject to approval by the shareholders of Havas Advertising and customary closing conditions.

     The Company will host a conference call today, Monday 22 January 2001, at 9:00 AM EST (3:00 PM French Time). Callers from the United States should use 800-834-5979 and International callers should use +44-8700-559-390. There will be a 48-hour replay of the call beginning today at 11:00 AM EST and ending on January 24, 2001 at 11:00 AM EST. Please dial +1-800-633-8284 or +1-858-812-6440 and provide the passcode, 17723746. This call will also be broadcast live over the Internet at www.havas-advertising.com and www.havas-advertising.fr. To access the webcast, participants should visit the Havas Advertising web site at least fifteen minutes prior to the start of the call to download and install any necessary audio software. There will be a replay of the webcast available for 30 days.

     J.P. Morgan is acting as financial advisor to Havas Advertising on this transaction.

                                      # # #

About Havas Advertising
Havas Advertising (Nasdaq: HADV; Euronext Paris SA: HAV.PA) is the world's fourth largest communications group*. Based in Paris, Havas Advertising has four operating divisions - Euro RSCG Worldwide, headquartered in New York, NY, Media Planning Group in Barcelona, Spain, Diversified Agencies Group in Paris, France and Arnold Worldwide Partners, headquartered in Boston, Massachusetts. Havas Advertising brings a multicultural approach to its business that distinguishes it from other major communications companies. Havas Advertising has a presence in 75 countries. Havas Advertising offers a complete line of communications services, including general advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, sports marketing, human resources, multimedia interactive communications and public relations. Havas Advertising has a worldwide presence of over 250 agencies and a staff of approximately 20,000.

Further information on Havas Advertising can be found on the company's web site at: www.havas-advertising.com or in Havas Advertising's registration statement
    -------------------------
on Form F-4 filed with the SEC (SEC file #333-43362), which may be obtained free of charge at the SEC's website, www.sec.gov.

*  Advertising Age Annual Agency Report ranking, April 24, 2000

About Media Planning Group
Media Planning Group, which had billings of US$8,450 mm in 2000, is a leading media agency worldwide. It employs approximately 2,000 professionals and is present in more than 15 markets throughout Europe, the United States and Latin America, a coverage of 76% of worldwide advertising investment. The Group's activity is focused on research, strategic planning and media procurement aimed at increasing the value of its clients' brands. Media Planning Group integrates three business units: two media agencies, Media Planning and Arena, and one interactive agency, Media Contacts.

Further information on Media Planning can be found on the company's web site at: www.mpgsite.com

FORWARD-LOOKING INFORMATION
This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimated," "pro forma," and "intend" or future or conditional verbs such as "will," "would," or "may." Certain factors that could cause actual results to differ materially from expected results include changes in global economic, business, competitive market and regulatory factors. More detailed information about these factors is contained in Havas Advertising's filings with the Securities and Exchange Commission.
                                     # # # #

Contacts:
France: Havas Advertising
           Julie-Emilie Ades
           33 1 41 34 30 16

FOR IMMEDIATE RELEASE
---------------------

           HAVAS ADVERTISING INCREASES PARTICIPATION IN MEDIA PLANNING GROUP TO 100%, IN EXCHANGE FOR A 9.3% STAKE IN HAVAS ADVERTISING

     Havas Advertising, which already owns 45% of the share capital of Media Planning Group will receive the remaining 55% in exchange for 28.8 million new Havas Advertising shares and Euro 51 million in cash

          The Rodes family, Grupo March, BBVA and BSCH, shareholders of
           Media Planning Group, will play an active role as long term strategic shareholders in
                                Havas Advertising

      Consolidation of Media Planning Group will enable accelerated growth of media operations, to rank among the Top 5
                media companies worldwide before the end of 2003

     Transaction terms consistent with Havas Advertising's criteria of value creation and earnings accretion to its shareholders

--------------------------------------------------------------------------------

     PARIS, FRANCE and BARCELONA, SPAIN, January 22, 2001 - Havas Advertising (Nasdaq : HADV, Euronext Paris SA : HAV.PA), the world's fourth largest advertising communications group and owner of a 45% stake in the global leading independent media company Media Planning Group, and the Spanish shareholders of Media Planning Group today announced a definitive agreement under which Havas Advertising will hold 100% of the share capital of Media Planning Group and the Spanish shareholders of Media Planning Group will hold 9.3% of the fully diluted share capital of Havas Advertising.

     Under the terms of the agreement, which was unanimously approved by the Board of Directors of Havas Advertising on 19 January 2001, Havas Advertising will pay Media Planning Group shareholders 28.8 million new Havas Advertising shares and 51 million in cash in exchange for their 55% holding in Media Planning Group.

     Through this transaction, Havas Advertising and Media Planning Group fulfil a cooperation effort which started with the initial merger in March 1999 of Media Planning and the media activities of Havas Advertising.

     Media Planning Group, as the media division of Havas Advertising, will continue to operate from its headquarters in Barcelona, with a reduced Board of Directors, and with Leopoldo Rodes Castane as Chairman and Fernando Rodes Vila as CEO.

     Fernando Rodes Vila was co-opted as Member of the Board of Havas Advertising during the Board of Directors meeting held on January 19, 2001. He will also continue in his role as member of the Executive Committee. Leopoldo Rodes Castane and Carlos March Delgado, Chairman of Corporacion Alba, will join the Board of Havas Advertising as non-executive Directors.

         Commenting on the transaction, Alain de Pouzilhac, Chairman and Chief Executive Officer of Havas Advertising, said, "We are very excited about this new step in our relationship with Media Planning Group. Through almost two years of partnership with Media Planning Group we have learned that we share a common philosophy and culture and the same drive for excellence in servicing our clients.

     This transaction will allow us to:

     . consolidate our leadership position in Latin America and European markets and greatly accelerate the expansion of the media business in other areas where Havas Advertising has a strong presence, particularly in the United States and Asia Pacific;

     .    accelerate the integration of Snyder's media business."

     With regard to the shareholders of Media Planning Group, de Pouzilhac added: "We welcome the shareholders of Media Planning Group and appreciate the commitment they have expressed to become long term strategic investors in the company. We are proud to welcome Carlos March Delgado, Leopoldo Rodes Castane, and Fernando Rodes Vila as members of Havas Advertising's Board and are confident of the important role they will play."

     Fernando Rodes Vila, Chief Executive Officer of Media Planning Group and member of the Executive Committee of Havas Advertising, said, "We are tremendously excited about taking the relationship we initiated with Havas Advertising two years ago one step further. Our experience together has resulted in growth and value creation beyond our initial expectations and we believe that there is further significant potential which will be best accessed through the transaction we announce today. We also believe that, through the acceleration of our strategy and the enhanced flexibility resulting from the transaction, we will offer our clients an unbeatable proposition.

     We strongly believe that this is a great opportunity for our shareholders and employees to become an important part of a leading media and advertising group with whom we share a common vision of growth, leadership and value creation."

     The transaction is expected to be neutral or slightly accretive to cash earnings per share from 2001 and to significantly contribute to earnings growth in subsequent years.

     The transaction is subject to approval by the shareholders of Havas Advertising and customary closing conditions.

     The Company will host a conference call today, Monday 22 January 2001, at 9:00 AM EST (3:00 PM French Time). Callers from the United States should use 800-834-5979 and International callers should use +44- 8700-559-390. There will be a 48-hour replay of the call beginning today at 11:00 AM EST and ending on January 24, 2001 at 11:00 AM EST. Please dial +1-800-633-8284 or +1-858-812-6440 and provide the passcode, 17723746. This call will also be broadcast live over the Internet at www.havas-advertising.com and www.havas-advertising.fr. To access the webcast, participants should visit the Havas Advertising web site at least fifteen minutes prior to the start of the call to download and install any necessary audio software. There will be a replay of the webcast available for 30 days.

     J.P. Morgan is acting as financial advisor to Havas Advertising on this transaction.

                                      # # #

About Havas Advertising
Havas Advertising (Nasdaq: HADV; Euronext Paris SA: HAV.PA) is the world's fourth largest communications group*. Based in Paris, Havas Advertising has four operating divisions - Euro RSCG Worldwide, headquartered in New York, NY, Media Planning Group in Barcelona, Spain, Diversified Agencies Group in Paris, France and Arnold Worldwide Partners, headquartered in Boston, Massachusetts. Havas Advertising brings a multicultural approach to its business that distinguishes it from other major communications companies. Havas Advertising has a presence in 75 countries. Havas Advertising offers a complete line of communications services, including general advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, sports marketing, human resources, multimedia interactive communications and public relations. Havas Advertising has a worldwide presence of over 250 agencies and a staff of approximately 20,000.

Further information on Havas Advertising can be found on the company's web site at: www.havas-advertising.com or in Havas Advertising's registration statement
    -------------------------
on Form F-4 filed with the SEC (SEC file #333-43362), which may be obtained free of charge at the SEC's website, www.sec.gov.

*  Advertising Age Annual Agency Report ranking, April 24, 2000

About Media Planning Group
Media Planning Group, which had billings of US$8,450 mm in 2000, is a leading media agency worldwide. It employs approximately 2,000 professionals and is present in more than 15 markets throughout Europe, the United States and Latin America, a coverage of 76% of worldwide advertising investment. The Group's activity is focused on research, strategic planning and media procurement aimed at increasing the value of its clients' brands. Media Planning Group integrates three business units: two media agencies, Media Planning and Arena, and one interactive agency, Media Contacts.

Further information on Media Planning can be found on the company's web site at: www.mpgsite.com
---------------

FORWARD-LOOKING INFORMATION
This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimated," "pro forma," and "intend" or future or conditional verbs such as "will," "would," or "may." Certain factors that could cause actual results to differ materially from expected results include changes in global economic, business, competitive market and regulatory factors. More detailed information about these factors is contained in Havas Advertising's filings with the Securities and Exchange Commission.
                                     # # # #

Comunicado de Prensa / Espana


                    Cuarto grupo de comunicacion del mundo
                    --------------------------------------

              Los accionistas espanoles de Media Planning Group se
                   convierten en el socio estrategico de Havas
               Advertising, que controlara el cien por cien de la
                               compania de medios


 .    Toman el 9,3 % de Havas Advertising a cambio del 55% de Media Planning
     Group

 .    El primer caso en el que el capital espanol se convierte en el accionista estrategico de uno de los lideres mundiales de la comunicacion


Barcelona, 19 de enero de 2001.- Los accionistas espanoles propietarios del 55% de Media Planning Group (MPG), agencia de investigacion, planificacion estrategica y compra de medios, han adquirido el 9,3 % de Havas Advertising, convirtiendose asi en el socio estrategico del cuarto grupo mundial y lider europeo de comunicacion y publicidad.

Los accionistas espanoles recibiran 28,8 millones de nuevas acciones de Havas Advertising (cuyo valor en Bolsa alcanza los 500 millones de euros) mas 51 millones de euros en efectivo y cederan a cambio su participacion en Media Planning Group. A partir de ese momento contaran con una amplia representacion en el Consejo de Administracion y en los principales organos de gobierno y gestion de Havas Advertising.

Este es el primer caso en el que el capital espanol (integrado en este caso por la familia Rodes, el Grupo March, BBVA, BSCH y el vicepresidente de MPG, Jose Martinez Rovira) se convierte en el accionista estrategico de uno de los mas importantes grupos publicitarios y de comunicacion del mundo.

Media Planning Group nacio fruto de la fusion entre la division de medios de la francesa Havas Advertising y la compania espanola Media Planning (fundada en
1978), cuyos propietarios conservaron el 55% del grupo resultante.

Leopoldo Rodes, Presidente de Media Planning Group, ha manifestado al respecto:
" Con esta operacion, avanzamos un paso mas en nuestro proyecto y vision empresarial de participar activamente en nuestra industria a nivel global con una posicion de liderazgo. El presidente de MPG anadio "Nuestra asociacion con Havas, estos dos anos, ha sido muy satisfactoria y ha confirmado que tenemos una vision comun y unas capacidades complementarias imprescindibles en un lider mundial".

Alain de Pouzilhac, Presidente de Havas Advertising, se ha manifestado en la misma linea: "Tras dos anos de trabajo en comun, hemos demostrado que somos capaces de crear un gran grupo a nivel mundial. El crecimiento de nuestras operaciones y la incorporacion de los socios espanoles al capital de Havas Advertising suponen un refuerzo y una garantia de cara al futuro".

Las dos partes han destacado que la operacion permitira una mejora sustancial en varios frentes:

     . Expansion del negocio de medios en los mercados en los que opera Media Planning Group y especialmente en los Estados Unidos, gracias a un significativo desarrollo de la oferta de productos.

     . Integracion en MPG del negocio de medios de Arnold y de otras posibles adquisiciones futuras del Grupo Havas Advertising.

     . Colaboracion entre los negocios de creatividad, marketing directo, marketing interactivo y medios.

     . Refuerzo de la capacidad de inversion para afrontar el desarrollo tecnologico y la expansion internacional de MPG.

Media Planning Group, con una facturacion de 8.450 millones de dolares en 2000, es una de las principales agencias de medios del mundo. Cuenta con cerca de
2.000 profesionales y esta presente en mas de quince mercados distribuidos por Europa, Estados Unidos y Latinoamerica, con una cobertura del 76 por ciento de la inversion publicitaria mundial. La actividad del grupo se centra en la investigacion, la planificacion estrategica y la compra de medios, con el objetivo de aumentar el valor de las marcas de sus clientes. Media Planning Group integra a tres unidades de negocio: las agencias de medios Media Planning y Arena y la agencia especializada en medios interactivos Media Contacts

Havas Advertising es el cuarto grupo mundial de comunicacion. Basado en Paris, sus principales divisiones operativas son Euro RSCG Worldwide, con sede en Nueva York, Media Planning Group, con sede en Barcelona, Diversified Agencies Group, con sede en Paris y Arnold Worldwide Partners, con sede en Boston. Havas Advertising aporta un enfoque multicultural, que le distingue de sus principales competidores. Havas Advertising ofrece una completa gama de servicios de comunicacion que incluye publicidad general, marketing directo, planificacion y compra de medios, comunicacion corporativa, marketing promocional, diseno marketing deportivo, recursos humanos, comunicacion interactiva y relaciones publicas. Havas Advertising es una organizacion mundial con actividad en 75 paises a traves de 250 agencias y 20.000 empleados aproximadamente.

Leopoldo Rodes continuara como Presidente de Media Planning Group y Fernando Rodes, por su parte, continuara como Consejero Delegado de Media Planning Group y miembro del Comite Ejecutivo de Havas Advertising. La sede social de MPG seguira ubicada en Barcelona.